Deer Consumer Products, Inc. Announces Record 3rd Quarter Financial Results, Raises 2010 Earnings Guidance, Provides Growth Outlook for 2011

NEW YORK, November 10, 2010 /PRNewswire via COMTEX/ -- Deer Consumer Products, Inc. (Nasdaq: DEER; website: http://www.deerinc.com/), one of the world's largest vertically integrated branded and ODM/OEM manufacturers of small home and kitchen appliances marketing to both global and China domestic consumers, announced today record financial results for the 3rd quarter ended September 30, 2010. Deer management is scheduled to host an investor conference call today at 8:30 am, US Eastern Standard Time.

3rd Quarter Financial Highlights:

●	Revenues of $55.26 million, an increase of 108% from Q3/09

●	Net income of $9.27 million, an increase of 125% from Q3/09, fully diluted EPS (Earnings per Share) of $0.28, an increase of 56% from EPS of $0.18 in Q3/09

●	Strong balance sheet: $54.4 million in cash without any long term debts

●	Record China domestic sales – high margin China domestic sales increased 708% to 42% of revenues compared to Q3/09

●	Expanded gross profit margin to 28.7%, compared to 22.1% in Q3/09

●	Expanded operating margin to 21.0%, compared to 16.9% in Q3/09

●	Expanded net income margin to 16.8%, compared to 15.5% in Q3/09

●	Initiated planning for Deer’s 2nd production facility, which is located in China’s eastern AnHui Province – positioned for significant China domestic customer demand in 2011

●	Sees positive impact to earnings from China's currency appreciation and positive growth momentum from the current global economic environment

3rd Quarter Revenues and Net Income:

Q3/2010 revenues were $55.26 million, an increase of approximately 108% from $26.54 million in Q3/2009. Deer attributes the significant increase in organic revenues to 708% year over year quarterly growth in the high margin China domestic markets. In addition, Deer continues to experience strong organic growth from its global markets. Net income for Q3/2010 was approximately $9.27 million, an increase of approximately 125% from Q3/09. Fully diluted EPS was $0.28, compared to $0.18 in Q3/2009.

Management Comments on 3rd Quarter 2010 Financial Results:

Bill He, Deer's Chairman and CEO, commented: "Deer is pleased to report the best 3rd quarter financial results in our corporate history. During this quarter, we executed our China domestic market expansion strategies successfully, which resulted in higher revenue growth as well as higher profit margins. Deer believes that our integrated 'production to market' model and our in-depth local cultural and market knowledge have made Deer one of the most profitable and efficiently operated companies in the small household appliance industry in the world. We capture both manufacturing margins and end user distribution margins. We see positive earnings growth trend to continue well into 2011.”

Raises 2010 Earnings Guidance to $29 Million in Net Income, EPS of $0.87:

Based on the current order fulfillment and product shipments to China domestic and global customers, Deer raises its 2010 earnings guidance to approximately $172 million in revenues, approximately $29 million in net income and Earnings per Share (EPS) of $0.87-$0.88. Deer’s previous 2010 guidance was $160 million in revenues, $26 million in net income and EPS of $0.76.

Business Outlook for 2011: Targets Minimum 30% Revenues and Earnings Growth in 2011 from the Raised 2010 levels:

Deer anticipates no less than 30% growth in both revenues and net income in 2011 from the raised 2010 levels, mainly due to anticipated continued revenue growth in China’s domestic markets. In 2010, Deer significantly expanded its China domestic market distribution footprints, which positions the Company for further market expansion in 2011. In addition, Deer sees better global market conditions in 2011 as the global economy continues to improve, which would benefit Deer’s global market sales.

“Deer’s strong financial performance in 2010 has set a positive tone for Deer’s continued expansion in 2011. Chinese consumer wealth expansion in a favorable environment of high GDP growth and low inflation has created healthy market demand for Deer’s small household appliances products, which directly enhance the lifestyles of China’s rising middle class. Deer’s strong balance sheet and significant cash position also provide ample strategic M&A opportunities in 2011. In addition, Deer plans to significantly increase our production capacity in 2011 through the opening of our second production facility, in order to stay closer to our China domestic customers as well as expanding distribution outlets. Our second factory should be completed in 2011 and it is strategically located in a region that can service more than 300 million people in one of China’s most economically developed areas. Deer looks forward to continuing delivering high earnings growth for our shareholders for years to come,” commented Mr. He.

Deer is a Direct and Strategic Access to the Vast Chinese Consumer Markets:

China has the world's fastest growing markets for small household appliances. Deer's fully integrated model of aligning rapidly growing branded products, strong cash position, product design, internal low cost manufacturing and quality control, supply chain management and rapidly expanding China domestic market footprints has positioned Deer as a strategic platform for accessing the Chinese consumers. From time to time, Deer is engaged in strategic discussions with global brands on both product collaboration and other strategic initiatives.

Investor Conference Call Details:

Deer Consumer Products, Inc. 2010 Third Quarter Earnings Call

Date and time:  Nov 10, 2010, 8:30 AM US Eastern Standard Time

International direct:  +1 617 614.2702

US Toll free:  1 866 800.8648

Passcode:  774 291 73

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (Nasdaq:DEER - News) is a NASDAQ Global Select Market listed U.S. company with its primary operations in China. Deer has a 15-year operating business as well as a strong balance sheet. Operated by Deer's founders and supported by more than 103 patents, trademarks, copyrights and approximately 2,000 employees, Deer is a leading designer, ODM/OEM manufacturer and global marketer of quality small home and kitchen electric appliances. Deer's product lines include blenders, juicers, soy milk makers and a large variety of other home appliances designed to make today's lifestyles simpler and healthier. With more than 100 global clients/branded products such as Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics, Wal-Mart, and a rapidly expanding China domestic market footprint, Deer has enjoyed triple-digit growth in revenues and earnings in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
____________________________________

Corporate Contact and Investor Relations:
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
Email: investors@deerinc.com
____________________________________

Source: Deer Consumer Products, Inc.

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$54,377,822	$79,333,729
Restricted cash	1,128,314	35,701
Accounts receivable	42,119,937	17,070,781
Advances to suppliers	8,576,188	3,299,107
Other receivables	170,526	213,487
Inventories	21,811,223	18,061,282
Other current assets	159,583	12,500
Total current assets	128,343,593	118,026,587

PROPERTY AND EQUIPMENT, net	12,020,769	11,325,999
CONSTRUCTION IN PROGRESS	6,035,101	3,724,337
INTANGIBLE ASSETS, net	22,997,999	394,684
OTHER ASSETS	448,129	20,073
TOTAL ASSETS	$169,845,591	$133,491,680

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$22,168,819	$13,055,110
Other payables	1,441,269	1,061,460
Unearned revenue	2,092,634	1,719,761
Accrued payroll	1,459,646	1,148,663
Notes payable	9,393,419	6,212,911
Tax and welfare payable	2,065,358	862,332
Total current liabilities	38,621,145	24,060,237

STOCKHOLDERS' EQUITY:
Common Stock, $0.001 par value; 75,000,000 shares authorized;
33,590,116 and 32,631,748 shares issued and outstanding
at September 30, 2010 and December 31, 2009	33,590	32,632
Additional paid-in capital	91,055,073	91,111,661
Development funds	2,205,163	1,185,859
Statutory reserve	4,410,327	2,371,718
Other comprehensive income	4,860,662	2,335,216
Retained earnings	28,659,631	12,394,357
Total stockholders' equity	131,224,446	109,431,443
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$169,845,591	$133,491,680

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$55,263,309	$26,541,039	$113,616,453	$48,723,758

Cost of Revenue	39,417,477	20,670,731	81,011,120	37,403,300

Gross profit	15,845,832	5,870,308	32,605,333	11,320,458

Operating expenses
Selling expenses	2,756,357	960,013	6,004,777	1,871,266
General and administrative expenses	1,480,948	429,656	3,245,637	1,607,560
Total operating expenses	4,237,305	1,389,669	9,250,414	3,478,826

Income from operations	11,608,527	4,480,639	23,354,919	7,841,632

Non-operating income (expense):
Interest expense and financing costs	(35,977)	(50,174)	(85,438)	(275,527)
Interest income	188,754	63,698	519,814	66,354
Other income	9,227	8,894	17,450	4,998
Foreign exchange gain (loss)	(758,621)	288,461	(884,431)	207,958

Total non-operating income (expense)	(596,617)	310,879	(432,605)	3,783

Income before income tax	11,011,910	4,791,518	22,922,314	7,845,415

Income tax	1,746,286	668,745	3,599,127	1,350,892

Net income	9,265,624	4,122,773	19,323,187	6,494,523

Other comprehensive income
Foreign currency translation gain (loss)	2,127,010	57,012	2,525,446	(5,428)

Comprehensive Income	$11,392,634	$4,179,785	$21,848,633	$6,489,095

Weighted average shares outstanding :
Basic	33,585,553	22,730,722	33,082,481	21,462,056
Diluted	33,591,108	23,266,256	33,654,774	21,908,490

Earnings per share:
Basic	$0.28	$0.18	$0.58	$0.30
Diluted	$0.28	$0.18	$0.57	$0.30

DEER CONSUMER PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2010	2009
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,323,187	$6,494,523
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,084,183	1,072,586
Amortization	102,243	7,076
Stock based compensation	250,042	-
(Increase) / decrease in assets:
Accounts receivable	(24,271,068)	(3,194,307)
Other receivables	46,505	294,584
Inventories	(3,321,876)	(4,650,620)
Due from related party	-	331,019
Advances to suppliers	(5,119,133)	1,247,216
Other assets	(567,302)	25,695
Increase / (decrease) in current liabilities:
Accounts payable	11,693,505	719,113
Unearned revenue	331,838	(47,897)
Other payables	344,756	901,444
Due to related party	-	(194,529)
Accrued payroll	282,499	859,787
Tax and welfare payable	1,164,803	101,915

Net cash provided by operating activities	1,344,182	3,967,605

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(1,539,295)	(1,486,891)
Acquisition of intangible assets	(22,305,052)	-
Construction in process	(2,195,791)	(1,319,539)
Changes in restricted cash	(1,072,919)	199,948
Sale of short-term investments	-	29,318

Net cash used in investing activities	(27,113,057)	(2,577,164)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	-	1,724,933
Proceeds from sale of common stock	-	17,678,000
Offering costs paid	(320,000)	(2,213,892)
Proceeds from the exercise of warrants	6,960,278	22,387
Payment on short term loans	-	(3,550,177)
Purchase of treasury shares	(6,945,950)	-

Net cash provided by (used in) financing activities	(305,672)	13,661,251

Effect of exchange rate changes on cash and cash equivalents	1,118,640	(535)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(24,955,907)	15,051,157

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	79,333,729	2,782,026

CASH & CASH EQUIVALENTS, ENDING BALANCE	$54,377,822	$17,833,183

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$116,315
Income taxes paid	$2,170,198	$565,418